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                                                                      EXHIBIT 21

                SUBSIDIARIES OF JONES EDUCATION NETWORKS, INC.


Jones Computer Network, Ltd.
Jones Education Networks/China, Inc.
The Mind Extension Institute, Inc.
Mind Extension University Bookstore, Inc.
Mind Extension University, Inc.